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Exhibit 5.1

[                        , 2012]

Alexander & Baldwin Holdings, Inc.
822 Bishop Street
Honolulu, Hawaii 96813

  Re:
  Alexander & Baldwin Holdings, Inc.
  — Registration Statement on Form S-4

Dear Ladies and Gentlemen:

        We have acted as counsel to Alexander & Baldwin Holdings, Inc., a Hawaii corporation (the "Company"), in connection with a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") providing for the issuance and sale of 44,030,970 shares of the Company's common stock (the "Shares") issuable pursuant to the Agreement and Plan of Merger, dated as of February 13, 2012, among Alexander & Baldwin, Inc., the Company and A&B Merger Corporation (the "Plan").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

        We have reviewed the form of the Company's Amended and Restated Articles of Incorporation annexed to the Registration Statement as Annex II (the "Restated Articles"), the Plan, and the corporate proceedings taken by the Company with respect to the Plan and the authorization of the Shares for issuance under the Plan. Based on such review, we are of the opinion that upon the filing of the duly adopted Restated Articles in the Office of the Director of Commerce and Consumer Affairs of the State of Hawaii and the issuance of the Shares pursuant to the provisions of the Plan and in accordance with the Registration Statement, the Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

        We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Hawaii, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

        We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Validity of Shares" in the proxy statement/prospectus which forms a part of the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission thereunder.

        This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

Very truly yours,

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  Exhibit 5.1